Final Term Sheet

Filed Pursuant to Rule 433

Registration Nos. 333-135006 and 333-135006-04

May 16, 2007

WELLS FARGO CAPITAL XI

6.25% ENHANCED TRUST PREFERRED SECURITIES (ENHANCED TRUPS®)

GUARANTEED BY WELLS FARGO & COMPANY TO THE EXTENT SET FORTH IN THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

Issuer:	Wells Fargo Capital XI, a Delaware statutory trust, the sole assets of which will be 6.25% junior subordinated deferrable interest debentures due 2067 (the “junior subordinated debentures”) issued by Wells Fargo & Company
Guarantor:	Wells Fargo & Company
Securities:	6.25% Enhanced Trust Preferred Securities (the “capital securities”)
Amount:	40,000,000 capital securities
Liquidation Amount:	$25 per capital security
Over-allotment Option:	The underwriters may purchase up to an additional 6,000,000 capital securities within 9 days of the date of the prospectus supplement in order to cover over-allotments, if any
Ratings:	Aa2 /AA-/AA- (Moody’s / S&P / Fitch). Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Trade Date:	May 16, 2007
Settlement Date:	May 25, 2007 (T+7)
Stated Maturity:	June 15, 2067
Distributions:	6.25% per annum
Public Offering Price:	$25 per capital security
Underwriting Commissions:	Retail: $0.7875 per capital security / Institutional: $0.500 per capital security
Interest Payment Dates:	Quarterly on the 15th of each March, June, September, and December
First Interest Payment Date:	September 15, 2007
Redemption at Issuer Option:	On or after June 15, 2012 and prior to June 15, 2012 after the occurrence of a tax event, capital treatment event or investment company event, in each case at par
Redemption at Issuer Option for Rating Agency Event:	Prior to June 15, 2012 after the occurrence of a rating agency event at the greater of par and the discounted present value of the treasury rate plus 50 basis points
Replacement Capital Covenant:	A replacement capital covenant will apply until June 15, 2057
Sole Structuring Advisor and Sole Bookrunner:	Citigroup Global Markets Inc.
Co-Lead Manager:	Wells Fargo Securities, LLC
Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. Incorporated; UBS Securities LLC; Wachovia Capital Markets, LLC; A.G. Edwards & Sons, Inc.; RBC Dain Rauscher Inc.; Banc of America Securities LLC; Bear, Stearns & Co. Inc. and Lehman Brothers Inc.
Capital Securities CUSIP/ISIN:	94979S207 / US94979S2077

Wells Fargo Capital XI and Wells Fargo & Company have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Wells Fargo Capital XI and Wells Fargo & Company have filed with the SEC for more complete information about Wells Fargo Capital XI, Wells Fargo & Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.